EXHIBIT 4.4

EXECUTION COPY

        AMENDMENT No. 1 and WAIVER dated as of April 23, 2002 (this "Amendment"), to the Credit Agreement, dated as of August 10, 2001, as amended (the "Credit Agreement"), among Riverwood International Corporation (the "Borrower"), the several banks and other financial institutions from time to time parties thereto (the "Lenders"), Bankers Trust Company as syndication agent, and JPMorgan Chase Bank, as administrative agent for the Lenders thereunder (in such capacity, the "Administrative Agent") and AMENDMENT No. 1 to the Guarantee and Collateral Agreement, dated as of August 10, 2001, (the "Guarantee and Collateral Agreement") among Riverwood Holding, Inc., RIC Holding, Inc. and the Borrower and certain of its Subsidiaries in favor of the Administrative Agent.

W I T N E S S E T H :

        WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement and the Guarantee and Collateral Agreement in order to add thereto a $250,000,000 Tranche B term loan facility (the "Tranche B Term Loan Facility") and to modify certain other provisions of the Credit Agreement as set forth herein;

        WHEREAS, the proceeds of the Tranche B Term Loan Facility will be used to refinance the Borrower's outstanding $250,000,000 10-1/4% Senior Notes due 2006 (the "Refinancing"); and

        WHEREAS, the Administrative Agent and the Lenders are willing to agree to the requested amendments on the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.    AMENDMENTS TO THE CREDIT AGREEMENT

Definitions.    Unless otherwise defined herein, terms defined in the Credit Agreement shall have their defined meanings when used herein.

Amendments of Subsection 1.1 (Defined Terms).    (i) Subsection 1.1 of the Credit Agreement is hereby amended by adding the following new definitions, to appear in alphabetical order:

          "Mandatory Prepayment Date":    as defined in subsection 4.4(i).

          "Prepayment Option Notice":    as defined in subsection 4.4(i).

          "Surplus Payment Amount":    as defined in subsection 4.4(i).

          "Tranche B Effective Date":    the Tranche B Effective Date as defined in the Amendment No. 1 and Waiver dated as of April 23, 2002 to this Agreement.

          "Tranche B Term Note":    as defined in subsection 2.5A(b).

          "Tranche B Prepayment Amount":    as defined in subsection 4.4(i).

          "Tranche B Term Loan":    as defined in subsection 2.5A(a).

          "Tranche B Term Loan Commitment":    as to any Tranche B Term Loan Lender, its obligation to make Tranche B Term Loans to the Borrower in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Tranche B Term Loan Lender's name in Schedule A-1 under the heading "Tranche B Term Loan Commitment" or, in the case of any Lender that is an Assignee, the amount of the assigning Lender's Tranche B Term Loan Commitment assigned to such Assignee pursuant to subsection 11.6(c) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Tranche B Term Loan Lenders, the "Tranche B Term Loan Commitments". After the Tranche B

  Effective Date, the aggregate amount of Tranche B Term Loan Commitments may not exceed $250,000,000.

          "Tranche B Term Loan Lender":    any Lender having a Tranche B Term Loan Commitment hereunder and/or a Tranche B Term Loan outstanding hereunder.

          "Tranche B Term Loan Percentage":    as to any Tranche B Term Loan Lender at any time, the percentage which (i) such Lender's Tranche B Term Loans then outstanding constitutes of (ii) the aggregate Tranche B Term Loans of all the Tranche B Term Loan Lenders then outstanding.

          "Tranche B Term Note":    as defined in subsection 2.5A(b).

The definition of "Applicable Margin" is hereby amended by deleting it in its entirety and substituting in place thereof the following:

          "Applicable Margin":    the rate per annum determined as follows: During the period from the Closing Date until the first Adjustment Date, the Applicable Margin in respect of Revolving Credit Loans and Term Loans shall equal (i) with respect to ABR Loans, 1.75% per annum and (ii) with respect to Eurodollar Loans, 2.75% per annum, and during the period from the Tranche B Effective Date until the first Adjustment Date thereafter, the Applicable Margin in respect of Tranche B Term Loans shall equal (i) with respect to ABR Loans, 1.50% per annum and (ii) with respect to Eurodollar Loans, 2.50% per annum. Such Applicable Margin will be adjusted on each subsequent Adjustment Date to the applicable rate per annum set forth under the heading "Applicable Margin for ABR Loans" or "Applicable Margin for Eurodollar Loans" on the applicable Pricing Grid which corresponds to the Consolidated Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date and if there is no applicable rate set forth under such heading which corresponds to the Consolidated Leverage Ratio determined from such financial statements and compliance certificate, (x) the Applicable Margin in respect of Revolving Credit Loans and Term Loans, shall equal (i) with respect to ABR Loans, 1.75% per annum and (ii) with respect to Eurodollar Loans, 2.75% per annum and (y) the Applicable Margin in respect of Tranche B Term Loans, shall equal (i) with respect to ABR Loans, 1.50% per annum and (ii) with respect to Eurodollar Loans, 2.50% per annum; PROVIDED that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then

            (a)  if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin in respect of Revolving Credit Loans, Tranche B Term Loans and Term Loans during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (c) below, be the Applicable Margin as so increased;

            (b)  if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and certificate actually are delivered; and

            (c)  if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, (x) the Applicable Margin in respect of Revolving Credit Loans and Term Loans shall be 1.75% per annum, in the case of ABR Loans, and 2.75% per annum, in the case of Eurodollar Loans and (y) the Applicable Margin in respect of Tranche B Term Loans shall be 1.50% per annum, in the case of ABR Loans, and 2.50% per annum, in the case of Eurodollar Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

The definition of "Base Amount" is hereby amended by deleting it in its entirety and substituting in place thereof the following:

          "Base Amount":    the lesser of (a) the "Base Amount" as defined in the 1996 Senior Subordinated Note Documents, (b) the amount of Indebtedness (as defined in the 1997 Senior Note Documents) permitted to be incurred under the Senior Secured Credit Agreement (as defined in the 1997 Senior Note Documents) pursuant to Section 4.03(b)(i) of the 1997 Senior Note Documents and (c) and the amount of Indebtedness (as defined in the 2001 Senior Note Documents) permitted to be incurred under the Senior Secured Credit Agreement (as defined in the 2001 Senior Note Documents) pursuant to Section 4.03(b)(i) of the 2001 Senior Note Documents.

The definition of "Conduit Lender" is hereby amended by deleting clause (b) in its entirety and substituting in place thereof the following:

          (b)  be deemed to have any Term Loan Commitment, Revolving Credit Commitment or Tranche B Term Loan Commitment or

The definition of "Consolidated Funded Indebtedness/Securitization" is hereby amended by deleting clause (i) thereof in its entirety and substituting in place thereof the following:

            (i)  all Indebtedness of Holding and its consolidated Subsidiaries which by its terms matures more than one year after the date of calculation, including, in any event, the Existing Notes then outstanding, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date, including, in any event, the Term Loans, the Tranche B Term Loans, the Revolving Credit Loans and the Swing Line Loans, in each case determined on a consolidated basis in accordance with GAAP plus.

The definition of "Facility" is hereby amended by deleting it in its entirety and substituting in place thereof the following:

          "Facility":    each of (a) the Term Loan Commitments and the Term Loans made thereunder, (b) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder and (c) the Revolving Commitments and the extensions of credit made thereunder.

The definition of "Interest Payment Date" is hereby amended by adding the phrase "or a Tranche B Term Loan" immediately after the phrase "Term Loan".

The definition of "Loan" is hereby amended by deleting it in its entirety and substituting in place thereof the following:

          "Loan":    a Revolving Credit Loan, a Term Loan, a Tranche B Term Loan or a Swing Line Loan, as the context shall require; collectively, the "Loans".

The definition of "Notes" is hereby amended by deleting it in its entirety and substituting in place thereof the following:

          "Notes":    the collective reference to the Revolving Credit Notes, the Term Notes, the Tranche B Term Notes and the Swing Line Notes.

The definition of "Pricing Grid" is hereby amended by adding the following after the table contained therein:

          and (ii) with respect to Tranche B Term Loans:

Consolidated Leverage Ratio	Applicable Margin for Abr Loans	Applicable Margin for Eurodollar Loans
Greater than 4.00 to 1.00	1.50%	2.50%
Less than or equal to 4.00 to 1.00	1.25%	2.25%

The definition of "Total Credit Percentage" is hereby amended by adding the phrase "and Tranche B Term Loans" immediately after the phrase "Term Loans" in both places the latter phrase occurs.

Addition of Subsection 2.5A (Tranche B Term Loans).    Section 2 of the Credit Agreement is hereby amended by adding the following subsection following subsection 2.5 thereof:

          2.5A    Tranche B Term Loans.    (b) Subject to the terms and conditions hereof, each Tranche B Term Loan Lender severally agrees to make, in a single draw on the Tranche B Effective Date, a term loan (a "Tranche B Term Loan") to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name in Schedule A-1 under the heading "Tranche B Term Loan Commitment". The Tranche B Term Loans may from time to time be (i) Eurodollar Loans in Dollars, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.7A and 4.2. The portion of each Tranche B Term Loan Lender's Tranche B Term Loan Commitment which is not utilized on the Tranche B Effective Date shall be automatically and permanently cancelled.

The Borrower agrees that, upon the request to the Administrative Agent by any Tranche B Term Loan Lender made on or prior to the Tranche B Effective Date or in connection with any assignment pursuant to subsection 11.6(c), in order to evidence such Lender's Tranche B Term Loan the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-4 (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Tranche B Term Note"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Tranche B Term Loan Lender and in a principal amount equal to the lesser of (a) the amount set forth opposite such Tranche B Term Loan Lender's name on Schedule A-1 under the heading "Tranche B Term Loan Commitment" and (b) the unpaid principal amount of the Tranche B Term Loans made by such Tranche B Term Loan Lender to the Borrower. Each Tranche B Term Note shall (i) be dated the Tranche B Effective Date, (ii) be payable as provided in subsection 2.6A and (iii) provide for the payment of interest in accordance with subsection 4.1.

Addition of Subsection 2.6A (Amortization of Tranche B Term Loans).    Section 2 of the Credit Agreement is hereby amended by adding the following subsection following subsection 2.6 thereof:

          2.6A.    Amortization of Tranche B Term Loans.    The aggregate Tranche B Term Loans of all the Tranche B Term Loan Lenders shall be payable in consecutive semi-annual installments, on the dates and in the principal amounts equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment date (or, if less, the aggregate amount of the Tranche B Term Loans then outstanding):

Date	Amount
September 30, 2002	$1,250,000
March 31, 2003	$1,250,000
September 30, 2003	$1,250,000
March 31, 2004	$1,250,000
September 30, 2004	$1,250,000
March 31, 2005	$1,250,000
September 30, 2005	$1,250,000
March 31, 2006	$1,250,000
September 30, 2006	$1,250,000
March 31, 2007	$238,750,000

Addition of Subsection 2.7A (Procedure for Tranche B Term Loan Borrowing).    Section 2 of the Credit Agreement is hereby amended by adding the following subsection following subsection 2.7 thereof:

          2.7A.    Procedure for Tranche B Term Loan Borrowing.    The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:30 P.M., New York City time, at least (a) three Business Days prior to the Tranche B Effective Date, if all or any part of the Tranche B Term Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the Tranche B Effective Date, in all other cases requesting that the Tranche B Term Loan Lenders make the Tranche B Term Loans on the Tranche B Effective Date and specifying (i) the amount to be borrowed, (ii) whether the Tranche B Term Loans are to be initially Eurodollar Loans, ABR Loans or a combination thereof, and (iii) if the Tranche B Term Loans are to be entirely or partly Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Loan Lender thereof. Each Tranche B Term Loan Lender will make the amount of its pro rata share of the Tranche B Term Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 10:00 A.M., New York City time, on the Tranche B Effective Date in Dollars and in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Loan Lenders and in like funds as received by the Administrative Agent.

Amendment of Subsection 2.8 (Repayment of Loans).    Subsection 2.8(a) of the Credit Agreement is hereby amended by deleting the word "and" which appears after clause (ii) and adding at the end of the first sentence (immediately prior to the period at the end thereof) the following:

  ; and (iv) each Tranche B Term Loan Lender, the amounts specified in subsection 2.6A (or, if less in any case, the aggregate amount of the Tranche B Term Loans made to the Borrower then outstanding), on the dates set forth in subsection 2.6A (or such earlier date on which the Tranche B Term Loans become due and payable pursuant to Section 9)

Amendment to Section 4.1 (Interest Rates and Payment Dates).    Subsection 4.1(c) is amended by deleting it in its entirety and substituting in place thereof the following:

          (c)  If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this subsection plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this subsection for ABR Loans that are Term Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

Amendment of Subsection 4.2 (Conversion and Continuation Options).    Subsection 4.2 of the Credit Agreement is hereby amended by deleting the first two sentences therefrom and substituting in place thereof the following:

  The Borrower may elect from time to time to convert outstanding Term Loans, Tranche B Term Loans and Revolving Credit Loans from Eurodollar Loans made or outstanding in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans made or outstanding in Dollars may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding Term Loans, Tranche B Term Loans and Revolving Credit Loans from ABR Loans to Eurodollar Loans made or outstanding in Dollars by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election.

Amendment of Subsection 4.4 (Optional and Mandatory Prepayments).

Subsection 4.4(a) is amended by deleting it in its entirety and substituting in place thereof the following:

          (a)  The Borrower may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable notice by the Borrower to the Administrative Agent (in the case of Eurodollar Loans and Reimbursement Obligations outstanding in Dollars), at least one Business Day's irrevocable notice by the Borrower to the Administrative Agent (in the case of ABR Loans other than Swing Line Loans) or same-day irrevocable notice by the Borrower to the Administrative Agent (in the case of Swing Line Loans), specifying, in the case of any prepayment of Loans, the date and amount of prepayment and whether the prepayment is (i) of Term Loans, Tranche B Term Loans, Revolving Credit Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurodollar Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 and, in the case of prepayments of the Term Loans and Tranche B Term Loans only, accrued interest to such date on the amount prepaid. Partial prepayments of (i) the Term Loans and Tranche B Term Loans pursuant to this subsection (x) shall be made pro rata between the Term Loans and the Tranche B Term Loans according to the respective outstanding principal amounts thereof and (y) shall be applied pro rata to the respective installments of principal thereof, provided that notwithstanding clauses (x) and (y) above, any such partial prepayment may, at the option of the Borrower, be first allocated to the Term Loans and the Tranche B Term Loans pro rata based upon the aggregate amount of the installments thereof due in the next twelve months and then applied, at the option of the Borrower, against any of such installments of the Term Loans or the Tranche B Term Loans, as the case may be, and, thereafter, the remainder of such partial prepayment shall be allocated and applied as provided in clauses (x) and (y) above, and (ii) the Revolving Credit Loans and the Reimbursement Obligations pursuant to this subsection shall (unless the Borrower otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent. Partial prepayments pursuant to this subsection 4.4(a) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

Subsection 4.4(b) of the Credit Agreement is hereby amended by adding the phrase "except as provided in subsection 4.4(i) and" at the beginning of the final parenthetical of such subsection.

Subsection 4.4(e) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in place thereof the following:

          (e)  Prepayments pursuant to subsection 4.4(b) shall be applied, first, to prepay Term Loans and Tranche B Term Loans then outstanding pro rata according to the respective outstanding principal amounts thereof, second, to prepay Swing Line Loans then outstanding, third, to prepay Revolving Credit Loans then outstanding, fourth, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent. Prepayments of Term Loans and Tranche B Term Loans pursuant to subsection 4.4(b) shall be applied pro rata to the respective installments of principal thereof, provided, however, that any such payment made within twelve months prior to the date on which an installment of the principal thereof is scheduled to be made may, at the option of the Borrower, be applied to such installment.

Subsection 4.4(f) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in place thereof the following:

          (f)    Amounts prepaid on account of Term Loans and Tranche B Term Loans pursuant to subsection 4.4(a) or 4.4(b) may not be reborrowed.

Subsection 4.4(h) of the Credit Agreement is hereby amended by replacing the word "or" which appears after "4.4(b)" with a comma and adding the phrase "or 4.4(i)" after "4.4(d)".

Section 4.4 of the Credit Agreement is hereby further amended by adding the following subsection 4.4(i) to the end thereof:

          (i)    Notwithstanding anything to the contrary in Section 4.4(b), 4.4(e) or 4.8, with respect to the amount of any mandatory prepayment described in Section 4.4 that is allocated to Tranche B Term Loans (such amount, the "Tranche B Prepayment Amount"), at any time when Term Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Tranche B Term Loans, as provided in paragraph (b) or (e) above, on the date specified in Section 4.4(b) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) thereof and the Administrative Agent shall prepare and provide to each Tranche B Lender a notice (each, a "Prepayment Option Notice") as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit K, and shall include an offer by the Borrower to prepay on the date (each a "Mandatory Prepayment Date") that is 5 Business Days after the date of the Prepayment Option Notice, the Tranche B Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such

  Lender's Tranche B Term Loans. On the Mandatory Prepayment Date the Borrower shall prepay the Tranche B Prepayment Amount, and (i) the aggregate amount thereof necessary to prepay that portion of the outstanding relevant Tranche B Term Loans in respect of which such Tranche B Term Loan Lenders have accepted prepayment as described above shall be applied to the prepayment of the Tranche B Term Loans, and (ii) the aggregate amount (if any) equal to the portion of the Tranche B Prepayment Amount not accepted by the relevant Tranche B Term Loan Lenders (the "Surplus Prepayment Amount") shall be applied to the prepayment of the Term Loans (with any such prepayment to be applied, at the option of the Borrower, first to any of the installments of the Term Loans due in the next twelve months); provided that (x) no Tranche B Term Loan Lender shall have the right to decline such payment if, after giving effect to the otherwise required prepayment(s), no Term Loans shall remain outstanding and (y) if the Surplus Prepayment Amount exceeds the aggregate amount of the Term Loans then outstanding, such excess shall be applied to prepay any then outstanding Tranche B Term Loans as set forth in the last sentence of Section 4.4(e) notwithstanding that any Tranche B Term Loan Lender has accepted or declined such prepayment, and otherwise in accordance with subsection 4.4(e).

Amendments of Subsection 4.8 (Pro Rata Treatment and Payments).    (i)Subsection 4.8(a) of the Credit Agreement is hereby amended by deleting the third sentence in its entirety and substituting in place thereof the following:

  Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Tranche B Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Tranche B Term Loans then held by the Tranche B Term Loan Lenders.

Subsection 4.8(b) of the Credit Agreement is hereby amended by adding the phrase ", Tranche B Term Loan Percentage" immediately after the phrase "Revolving Credit Commitment Percentage" in the first sentence.

Subsection 4.8(b) of the Credit Agreement is hereby further amended by adding the phrase ", Tranche B Term Loan Percentage" immediately after the phrase "Revolving Credit Commitment Percentage" in the fourth sentence.

Subsection 4.8(c)(ii) of the Credit Agreement is hereby amended by adding the phrase ", Tranche B Term Loan Commitments" immediately after the phrase "Revolving Credit Commitment".

Subsection 4.8(c)(iv) of the Credit Agreement is hereby amended by deleting the phrase "this subsection 4.8(c)(iii)" and substituting in place thereof the phrase "this subsection 4.8(c)(iv)".

Amendment to Section 4.10 (Requirements of Law).    Subsection 4.10 of the Credit Agreement is hereby amended by adding the phrase ", or with respect to the Tranche B Loans, the Tranche B Effective Date" immediately before the phrase "(or, if later, the date on which such Lender becomes a Lender)" in each place the latter phrase appears.

Amendment to Section 4.11 (Taxes).    Subsection 4.11(b) is hereby amended by adding the phrase "(or, if later, with respect to Tranche B Term Loans, the Tranche B Effective Date)" immediately after the phrase "after the date such Person becomes a Lender hereunder."

Amendment of Subsection 5.14 (Collateral).    Subsection 5.14(b) of the Credit Agreement is hereby amended by adding the phrase "to the Guarantee and Collateral Agreement" immediately after the phrase "Schedule 7".

Amendment of Subsection 5.17 (Purpose of Loans).    (ii) Subsection 5.17 of the Credit Agreement is hereby amended by adding the phrase "(other than the Tranche B Term Loans)" immediately after the phrase "The proceeds of the Loans."

Subsection 5.17 of the Credit Agreement is hereby further amended by adding the following sentence to the end thereof:

  The proceeds of the Tranche B Term Loans shall be used by the Borrower to refinance the Borrower's outstanding 1996 Senior Notes and to pay certain fees, costs and expenses in connection with such refinancing.

Amendment of Subsection 8.1 (Financial Condition Covenants).    (iii) Subsection 8.1(a) of the Credit Agreement is hereby amended by adding the following row to the end of the table therein:

December 31, 2006 - March 31, 2007	4.40 to 1.00.

Subsection 8.1(b) of the Credit Agreement is hereby amended by adding the following row to the end of the table therein:

December 31, 2006 - March 31, 2007	2.25 to 1.00.

Amendment of Subsection 8.14 (Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents).    (iv) Subsection 8.14(a) of the Credit Agreement is hereby amended by deleting the proviso in its entirety therefrom and substituting in place thereof the following:

  provided, that the 1996 Senior Notes may, and the Borrower hereby agrees that the 1996 Senior Notes shall, be optionally redeemed in accordance with the 1996 Senior Note Indenture within seventy-five days of the date that is two Business Days after the Tranche B Effective Date.

Subsection 8.14(b) of the Credit Agreement is hereby amended by adding the phrase "then outstanding" immediately after the phrase "Existing Notes".

Amendment of Section 9 (Events of Default).    Section 9 of the Credit Agreement is hereby amended by adding the phrase ", the Tranche B Term Loan Commitments" immediately following the phrase "Revolving Credit Commitments" each time such phrase appears in the paragraph immediately following paragraph (m).

Amendment of Subsection 11.1 (Amendments and Waivers).    Subsection 11.1(a) of the Credit Agreement is hereby amended by adding at the end of paragraph (iv) the following:

  , or amend, modify or waive any provision of subsection 2.5A or subsection 2.6A without the written consent of the Tranche B Term Loan Lenders the Tranche B Term Loan Percentages of which aggregate at least 51%;

Amendment of Subsection 11.5 (Payment of Expenses and Taxes).    Subsection 11.5 of the Credit Agreement is hereby amended by deleting the parenthetical in clause (a) in the first sentence thereof in its entirety and substituting in place thereof the following:

  (including the syndication of the Revolving Credit Commitments, Term Loans and Tranche B Term Loans (including the reasonable expenses of the Administrative Agent's due diligence investigation) and the monitoring of the Collateral)

Amendment of Subsection 11.6 (Successors and Assigns; Participations and Assignments.    (v) Subsection 11.6(b) of the Credit Agreement is hereby amended by deleting the final parenthetical of the first sentence therein in its entirety and substituting in place thereof the following:

  (or, if less, the full amount of such selling Lender's Revolving Credit Loans, Term Loans, Tranche B Term Loans and Revolving Credit Commitments)

Subsection 11.6(c) of the Credit Agreement is hereby amended by deleting the first two sentences and substituting in place thereof the following:

          (c)  Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Lender Affiliate or, with the prior written consent of the Borrower and the Administrative Agent (which in each case shall not be unreasonably withheld), to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement, including, without limitation, its Revolving Credit Commitment, Term Loan Commitments, Tranche B Term Loan Commitments and Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or a Lender Affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) (unless the Borrower and the Administrative Agent otherwise consent in writing) no such transfer to an Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $1,000,000 in the aggregate (or, if less, the full amount of such assigning Lender's Term Loans, Revolving Credit Loans, Tranche B Term Loans, Term Loan Commitments, Tranche B Term Loan Commitments and Revolving Credit Commitment) and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower's prior written consent shall be required for such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment and the Term Loan Commitment or Tranche B Term Loan Commitment and the Term Loans or Tranche B Term Loans, as set forth therein, and (y) the assigning Lender thereunder shall be released from its obligations under this Agreement to the extent that such obligations shall have been expressly assumed by the Assignee pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nevertheless continue to be entitled to the benefits of subsections 4.10, 4.11, 4.12 and 11.5).

Subsection 11.6(d) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in place thereof the following:

          (d)  The Administrative Agent, on behalf of the Borrower, shall maintain at its address referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment, Term Loan Commitment and Tranche B Term Loan Commitment of, and the principal amount of the Loans owing to, and any Notes evidencing such Loans owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of any Loan, any Notes and the Revolving Credit Commitments, Term Loan Commitments and Tranche B Term Loan Commitments recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Subsection 11.6(e) of the Credit Agreement is hereby amended by deleting "$4,000" from the second sentence and substituting in place thereof "$3,500".

Subsection 11.6(e) of the Credit Agreement is hereby further amended by deleting the third sentence and substituting in place thereof the following:

          On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Notes of the assigning Lender) a new Revolving Credit Note, Term Note, Tranche B Term Note and/or Swing Line Note, as the case may be, to the order of such Assignee in an amount equal to (i) in the case of a Revolving Credit Note, the lesser of (A) the amount of such Assignee's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Assignee, (ii) in the case of a Term Note, the amount of such Assignee's Term Loans, (iii) in the case of a Tranche B Term Note, the amount of such Assignee's Tranche B Term Loans and (iv) in the case of a Swing Line Note, the lesser of (A) the Swing Line Commitment and (B) the aggregate principal amount of all Swing Line Loans made by such Assignee, in each case with respect to the relevant Loan, Swing Line Commitment, Revolving Credit Commitment, Term Loan Commitment or Tranche B Term Loan Commitment after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Swing Line Commitment, Revolving Credit Commitment, Term Loan Commitment, Tranche B Term Commitment, Term Loan or Tranche B Term Loan hereunder, a new Revolving Credit Note, Term Note, Tranche B Term Note and/or Swing Line Note, as the case may be, to the order of the assigning Lender in an amount equal to (i) in the case of a Revolving Credit Note, the lesser of (A) the amount of such Lender's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Lender, (ii) in the case of a Term Note, the amount of such Lender's Term Loans, (iii) in the case of a Tranche B Term Note, the amount of such Lender's Tranche B Term Loans, and (iv) in the case of a Swing Line Note, the lesser of (A) the Swing Line Commitment and (B) the aggregate principal amount of all Swing Line Loans made by such Lender, in each case with respect to the relevant Loan, Swing Line Commitment, Revolving Credit Commitment, Term Loan Commitment or Tranche B Term Loan Commitment after giving effect to such Assignment and Acceptance.

Amendment to Subsection 11.7 (Adjustments; Set-off).    Subsection 11.7(a) of the Credit Agreement is hereby amended by adding the phrase ", Tranche B Term Loans" immediately after the phrase "Term Loans" each time such phrase appears therein.

The Credit Agreement is hereby amended by adding as Schedule A-1 and Exhibits A-4 and K thereto the documents attached to this Amendment as Schedule A-1 and Exhibits A-4 and K, respectively.

2.    WAIVER.    Each of the requirements in the proviso to the definition of "Termination Date" in subsection 1.1 of the Credit Agreement and in the parenthetical in clause (ii) of subsection 3.1(a) of the Credit Agreement are hereby waived to the extent necessary to ensure that the Refinancing and the Tranche B Term Loan Facility constitute a refinancing of the 1996 Senior Notes as contemplated thereby; and accordingly the Termination Date is and shall remain December 31, 2006, for all purposes under the Loan Documents.

3.    AMENDMENT TO THE GUARANTEE AND COLLATERAL AGREEMENT.    Schedule 7 to the Guarantee and Collateral Agreement is hereby amended by adding thereto the language set forth in Schedule A-7 attached hereto as indicated in such Schedule

4.    CONDITIONS.

        A.    Conditions to Effectiveness.    This Amendment shall become effective upon the satisfaction of the following conditions precedent (the effective date of this Amendment, the "Tranche B Effective Date"):

          Loan Documents:

            Amendment.    The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower and consented to by the Required Lenders under the Credit Agreement.

            Reaffirmation of Guarantee and Collateral.    The Administrative Agent shall have received a reaffirmation of the Guarantee and Collateral Agreement (the "Reaffirmation"), executed and delivered by an authorized officer of Holding, RIC Holding, the Borrower and each other Loan Party signatory thereto, the form of which is attached hereto as Exhibit A.

            Mortgages:    with respect to each of the Mortgages, to the extent reasonably requested by the Administrative Agent, a mortgage amendment in form and substance reasonably satisfactory to the Administrative Agent (a "Mortgage Amendment"), which has the effect of including all obligations of the Loan Parties in respect of the Tranche B Term Loans as secured obligations under such Mortgage, executed and delivered by a duly authorized officer of the Loan Party signatory thereto;

            Consents, Licenses and Approvals.    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower stating that all consents, authorizations, notices and filings required in connection with this Amendment, the Tranche B Term Loan Facility, the security, collateral and guarantees for the Tranche B Loan Facility and the refinancing of the 1996 Senior Notes as contemplated hereby (except for (i) filings to perfect the Liens created by the Security Documents, (ii) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq.), in respect of Accounts of the Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (iii) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect) are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

            Legal Opinions.    The Administrative Agent shall have received the following executed legal opinions:

              the executed legal opinion of Debevoise & Plimpton, special counsel to each of Holding, RIC Holding, the Borrower and the other Loan Parties, substantially in the form of Exhibit B-1 to this Amendment; and

              the executed legal opinion of Edward W. Stroetz, Jr., counsel to each of Holding, RIC Holding, the Borrower and the other Loan Parties, substantially in the form of Exhibit B-2 to this Amendment.

            Closing Certificate.    The Administrative Agent shall have received a certificate from each Loan Party, dated the Tranche B Effective Date, substantially in the form of Exhibit J to the Credit Agreement, with appropriate insertions and attachments and modifications to reflect this Amendment.

            Title Insurance Policies.    The Administrative Agent shall have received in respect of each of the Existing Mortgagee Title Policies an endorsement or endorsements (collectively, the "Endorsements") or marked up unconditional binder for the issuance of such Endorsements dated the Tranche B Effective Date. Each of the Endorsements shall modify the relevant Existing Mortgage Title Policy to (i) insure that the Mortgage insured thereby (as amended) continues to be a valid first Lien on the Mortgaged Property encumbered thereby free and clear of all defects and encumbrances, except those listed on Schedule B of the Existing Mortgage Title Policies and those permitted by subsection 8.3 of the Credit Agreement and such as may be approved by the Administrative Agent; (ii) name the Administrative Agent for the benefit of the Lenders, including the Tranche B Term Loan Lenders, as the insured thereunder; and (iii) be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each of the Endorsements, and all charges for mortgage recording tax, if any, have been paid. The Administrative Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the Endorsements referred to in this subsection and a copy, certified by such parties as the Administrative Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Administrative Agent.

            Fees.    The Administrative Agent and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrower to them on or prior to the Tranche B Effective Date, including an amendment fee (the "Amendment Fee") to be received by the Administrative Agent for the account of each Term Loan Lender and Revolving Credit Lender in the amount of 0.125% of the sum of such Lender's Revolving Credit Commitment and outstanding Term Loans (excluding the Tranche B Term Loans) under the Credit Agreement; provided, that the Amendment Fee shall be paid only to Term Loan Lenders and Revolving Credit Lenders whose executed signature pages to this Amendment are received by the Administrative Agent by no later than 5:00 p.m., Friday, April 12, 2002.

            Borrowing Certificate.    The Administrative Agent shall have received a certificate of the Borrower, dated the Tranche B Effective Date, substantially in the form of Exhibit H to the Credit Agreement, with appropriate insertions, attachments and modifications to reflect this Amendment, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of the Borrower.

            Corporate Proceedings of The Loan Parties.    The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Amendment, any Tranche B Term Notes, the Reaffirmation, the Mortgage Amendment and the other Loan Documents to which will become a party as of the Tranche B Effective Date and (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Tranche B Effective Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

            Incumbency Certificates of The Loan Parties.    The Administrative Agent shall have received a certificate of each Loan Party, dated the Tranche B Effective Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

The making of the Tranche B Term Loans by the Tranche B Term Lenders shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 4 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

5.    MISCELLANEOUS

        B.    Representations and Warranties.    In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that the representations and warranties of the Borrower contained in the Loan Documents are true and correct in all material respects on and as of the Tranche B Effective Date (after giving effect hereto) as if made on and as of the Tranche B Effective Date (except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that all references to the "Credit Agreement" in any Loan Document shall be and are deemed to mean the Credit Agreement as amended hereby.

            Applicable Law and Jurisdiction.    This Amendment has been executed and delivered in New York, New York, and the rights and obligations of the parties hereto shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

            Counterparts.    This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            Fees and Expenses.    The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses in connection with the negotiation, preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Simpson Thacher & Bartlett.

            Successors and Assigns.    This Amendment shall be binding upon and inure to the benefit of the Borrower and its successors and assigns, and upon the Administrative Agent and the Lenders and their respective successors and assigns. The execution and delivery of this Amendment by any Lender prior to the Tranche B Effective Date shall be binding upon its successors and assigns and shall be effective as to any loans or commitments assigned to it after such execution and delivery.

            Continuing Effect.    Except as expressly amended hereby, the Credit Agreement as amended by this Amendment shall continue to be and shall remain in full force and effect in accordance with its terms. This Amendment shall not constitute an amendment or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrowers that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Any reference to the "Credit Agreement" in the Loan Documents or any related documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

RIVERWOOD INTERNATIONAL CORPORATION
		By:	Title:
JPMORGAN CHASE BANK, as Administrative Agent, Swing Line Lender, Issuing Lender and Lender
		By:	Title:
Consented to:
Name of Financial Institution:

By:	Title: